Michael A. Witynski Promoted to President and Chief Operating Officer
of the Dollar Tree Banner
~ Continues Reporting to Gary Philbin, Enterprise President ~

CHESAPEAKE, Va. - June 9, 2017 - Dollar Tree, Inc. (NASDAQ: DLTR), North America’s leading operator of discount variety stores, announced today that Michael A. Witynski, age 54, has been promoted to President and Chief Operating Officer of the Dollar Tree segment.

As President and Chief Operating Officer, Mr. Witynski will be responsible for Merchandising and Marketing and Store Operations for more than 6,200 Dollar Tree bannered stores in the United States. A Dollar Tree veteran, Mr. Witynski has served as Chief Operating Officer since July 2015, and he previously served as Senior Vice President of Stores since joining Dollar Tree in 2010. Prior to joining Dollar Tree, he held executive leadership positions at Shaw’s Supermarkets and Supervalu, Inc. Mr. Witynski will continue to report to Gary Philbin, Enterprise President.

“I am very pleased to announce the promotion of Mike Witynski,” said Gary Philbin, Enterprise President. “Mike has been a key leader and a major contributor to Dollar Tree’s growth and sector-leading profitability since joining the Company in 2010. Through his consistent focus on store execution and delivering results, Mike has developed and led key initiatives to drive market share through new store growth while increasing store and associate productivity.”

“Mike is an accomplished executive with more than 36 years of experience in retail,” stated Bob Sasser, Chief Executive Officer. “Dollar Tree is a growth company, now larger and more diversified than ever before. We have nearly 14,500 stores with plans to open 650 new stores this year. With Mike in this leadership role as President and Chief Operating Officer of Dollar Tree and Duncan Mac Naughton leading Family Dollar, we are confident we have the right executives in place to lead us through the next phases of growth.”

About Dollar Tree, Inc.

Dollar Tree, a Fortune 200 Company, now operates more than 14,400 stores across 48 states and five Canadian provinces. Stores operate under the brands of Dollar Tree, Family Dollar, and Dollar Tree Canada. To learn more about the Company, visit www.DollarTree.com.

CONTACT:     Dollar Tree, Inc.
Randy Guiler, 757-321-5284
Vice President, Investor Relations www.DollarTree.com
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